Exhibit (a)(l)(F)
This announcement is neither an offer to purchase nor a solicitation of an offer to sell Shares (as defined below). The Offer (as defined below) is made only by the Offer to Purchase, dated March 24, 2011, and the related Letter of Transmittal and any amendments or supplements thereto, and is being made to all holders of Shares. The Offer is not being made to (nor will tender of Shares be accepted from or on behalf of) holders of Shares in any jurisdiction in which the making of the Offer or the acceptance thereof would not be in compliance with the securities, blue sky or other laws of such jurisdiction. In those jurisdictions where applicable laws require the Offer to be made by a licensed broker or dealer, the Offer shall be deemed to be made on behalf of Purchaser (as defined below) by one or more registered brokers or dealers licensed under the laws of such jurisdiction to be designated by Purchaser.
Notice of Offer to Purchase for Cash
All Outstanding Shares of Common Stock
of
RC2 CORPORATION

at

$27.90 NET PER SHARE

by

GALAXY DREAM CORPORATION

a wholly owned indirect subsidiary

of

TOMY COMPANY, LTD.
     Galaxy Dream Corporation, a Delaware corporation (“Purchaser”) and a wholly owned indirect subsidiary of Tomy Company, Ltd., a company organized under the laws of Japan (“Parent”), is offering to purchase all of the outstanding shares of common stock, par value $0.01 per share (the “Shares”), of RC2 Corporation, a Delaware corporation (“RC2”), at a purchase price of $27.90 per Share (the “Offer Price”), net to the seller in cash, without interest thereon and less any applicable withholding taxes, upon the terms and subject to the conditions set forth in the Offer to Purchase, dated May 24, 2011, and in the related Letter of Transmittal (which offer, upon such terms and subject to such conditions, as it and they may be amended or supplemented from time to time, constitutes the “Offer”). Stockholders of record who tender directly to Computershare Trust Company, N.A., the depositary for the Offer (the “Depositary”), will not be obligated to pay brokerage fees or commissions or, except as otherwise provided in Instruction 6 of the Letter of Transmittal, stock transfer taxes with respect to the purchase of Shares by Purchaser pursuant to the Offer. Stockholders who hold their Shares through a broker, banker or other nominee should consult such institution as to whether it charges any service fees or commissions.
     THE OFFER AND WITHDRAWAL RIGHTS WILL EXPIRE AT 12:00 MIDNIGHT, NEW YORK CITY TIME, AT THE END OF APRIL 20, 2011, UNLESS THE OFFER IS EXTENDED (SUCH DATE AND TIME, AS IT MAY BE EXTENDED, THE “EXPIRATION DATE”) OR EARLIER TERMINATED.
     The Offer is being made pursuant to an Agreement and Plan of Merger, dated as of March 10, 2011 (as it may be amended from time to time, the “Merger Agreement”), among Parent, Purchaser and RC2. The Merger Agreement provides, among other things, that following the consummation of the Offer and subject to certain conditions, Purchaser will be merged with and into RC2 (the “Merger”), with RC2 continuing as the surviving corporation, indirectly wholly owned by Parent. In the Merger, each Share outstanding immediately prior to the effective time of the Merger (other than Shares held (i) in the treasury of RC2 or by Parent or Purchaser or any other direct or indirect wholly owned subsidiary of Parent, which Shares will be canceled and extinguished, or (ii) by stockholders who validly exercise appraisal rights under Delaware law with respect to such Shares) will be canceled and converted into the right to receive $27.90 or any greater per Share price paid in the Offer, without interest thereon and less any applicable withholding taxes. The Merger Agreement is more fully described in the Offer to Purchase.
     The Offer is conditioned upon, among other things, the absence of a termination of the Merger Agreement in accordance with its terms and the satisfaction or waiver (to the extent permitted under the Merger Agreement) of the Minimum Condition and the Antitrust Condition (each as described below). The Minimum Condition requires that the number of Shares that have been validly tendered and not validly withdrawn prior to Expiration Date represent at least a majority of the Shares outstanding on a fully-diluted basis, excluding Shares tendered in the Offer pursuant to guaranteed delivery procedures. The Antitrust Condition requires that (i) any applicable waiting period under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, has expired or been terminated and (ii) all approvals, clearances, filings or waiting periods or consents of governmental authorities required pursuant to any foreign antitrust laws applicable to the Offer or the Merger have expired, are deemed to have expired, or have been made or received or deemed received. The Offer also is subject to other conditions as described in the Offer to Purchase (together with the Minimum Condition and the Antitrust Condition, the “Offer Conditions”).
     The RC2 board of directors has, by a unanimous vote of those voting at a meeting at which all the directors of RC2 were present (i) determined that the Merger Agreement and the transactions contemplated thereby, including the Offer and the Merger, are advisable, fair to, and in the best interests of, the stockholders of RC2 and (ii) approved and adopted the Merger Agreement and the transactions contemplated thereby, including the Offer and the Merger. The RC2 board of directors recommends, by the unanimous vote of the directors who voted, that RC2’s stockholders accept the Offer and tender their Shares into the Offer and, if necessary, approve and adopt the Merger Agreement.
     The purpose of the Offer is for Purchaser to acquire control of, and the entire equity interest in, RC2. The Offer, as the first step in the acquisition of RC2, is intended to facilitate the acquisition of all outstanding Shares. The purpose of the Merger is to acquire all outstanding Shares not tendered and purchased pursuant to the Offer. If the Offer is successful, subject to the satisfaction or waiver of the conditions contained in the Merger Agreement to the parties’ obligations to effect the Merger, Purchaser intends to consummate the Merger as promptly as practicable. No appraisal rights are available to holders of Shares in connection with the Offer.
     Under the Merger Agreement, Purchaser has the option (the “Top-Up Option”), subject to certain limitations, to purchase from RC2, at a price per Share equal to the Offer Price, a number of newly issued Shares that, when added to the number of Shares owned directly or indirectly by Parent or Purchaser or any of Parent’s other subsidiaries at the time of such exercise, will constitute one Share more than 90% of the Shares that will be outstanding immediately after issuance of those newly issued Shares. Purchaser may exercise this option, in whole but not in part, at any time on or after the date Purchaser accepts for payment all Shares validly tendered and not withdrawn pursuant to the Offer and prior to earlier to occur of (1) the effective time of the Merger and (2) the termination of the Merger Agreement in accordance with its terms. The Top-Up Option cannot be exercised if the number of Shares to be issued pursuant to the Top-Up Option would exceed the number of authorized and unissued Shares not otherwise reserved for issuance.
     In the event that Parent or Purchaser acquires, as a result of the Offer, the Top-Up Option or otherwise, at least 90% of the outstanding Shares, the Merger Agreement requires the parties (subject to the satisfaction or waiver of the conditions contained in the Merger Agreement to the parties’ obligations to effect the Merger) to take all necessary and appropriate actions to cause the Merger to become effective as soon as practicable after such acquisition, without a meeting of stockholders of RC2, as a “short-form” merger in accordance with Section 253 of the General Corporation Law of the State of Delaware.
     Under the Merger Agreement, Purchaser is required to extend the Offer beyond the initial Expiration Date: (i) until April 25, 2011, if RC2 has delivered to Parent a written notice identifying an Extension Excluded Party (as defined in the Offer to Purchase) in accordance with the Merger Agreement, (ii) for any period required by any rule, regulation, interpretation or position of the Securities and Exchange Commission (the “SEC”) or its staff or the NASDAQ Stock Market applicable to the Offer, (iii) for one or more periods of no more than five business days each (or such longer period as Parent, Purchaser and RC2 may agree) until the Antitrust Condition is satisfied or waived, provided that Purchaser is not required to extend the Offer beyond September 10, 2011 (the “Outside Date”) or at any time that Parent or Purchaser is entitled to terminate the Merger Agreement, and (iv) on a single occasion for a five business day period, if on any scheduled Expiration Date, the Minimum Condition is not satisfied but all other conditions to the Offer are satisfied, provided that Purchaser is not required to extend the Offer beyond the Outside Date or at any time that Parent or Purchaser is entitled to terminate the Merger Agreement. In addition, if, on any scheduled Expiration Date, all conditions to the Offer have not been satisfied or waived, Purchaser may, in its sole discretion, extend the Offer for one or more periods of not more than five business days each beyond such Expiration Date; provided that Purchaser may not extend the Offer to any date occurring after the Outside Date. Purchaser may also increase the Offer Price and extend the Offer to the extent required by applicable law in connection with such increase in each case in its sole discretion and without the RC2’s consent.
     Parent and Purchaser expressly reserve the right to waive any of the conditions to the Offer and to make other changes in the terms and conditions of the Offer or to waive any condition of the Offer, except that RC2’s prior written consent is required for Parent and Purchaser to (i) amend or waive the Minimum Condition, (ii) decrease the Offer Price, (iii) decrease the number of Shares sought in the Offer, (iv) change the form of consideration payable in the Offer, (v) impose conditions to the Offer that are in addition to the Offer Conditions, (vi) extend the Expiration Date of the Offer in any manner other than as permitted under the Merger Agreement or (vii) amend any of the terms and conditions of the Offer in any manner adverse to holders of Shares. Any extension, delay, termination waiver or amendment of the Offer will be followed as promptly as practicable by public announcement thereof, such announcement in the case of an extension to be made no later than 9:00 a.m., New York City time, on the next business day after the previously scheduled Expiration Date. Without limiting the manner in which Purchaser may choose to make any public announcement, Purchaser shall have no obligation to publish, advertise or otherwise communicate any such public announcement other than by issuing a press release to a national news service.
     Under the Merger Agreement, Purchaser may, in its sole discretion, choose to provide for a subsequent offering period in accordance with Rule 14d-11 under the Securities Exchange Act of 1934, as amended (“Exchange Act”), not more than 20 business days to meet the objective that there be validly tendered, in accordance with the terms of the Offer, prior to the Expiration Date and not validly withdrawn a number of Shares, which when added to the Shares already owned by Parent, Purchaser or any of Parent’s other subsidiaries, represent at least 90% of the then outstanding Shares (including following the exercise of the Top-Up Option). The subsequent offering period, if included, will be an additional period of at least three business days and not more than 20 business days, beginning on the next business day following the expiration of the Offer, during which stockholders may tender, but not withdraw, any of their remaining Shares and receive the Offer Price. If Purchaser includes a subsequent offering period, Purchaser will immediately accept and promptly pay for all Shares that were validly tendered and not validly withdrawn during the initial offering period. During a subsequent offering period, tendering stockholders will not have withdrawal rights, and Purchaser will immediately accept and promptly pay for any Shares tendered during the subsequent offering period.
     For purposes of the Offer (including during any subsequent offering period), Purchaser will be deemed to have accepted for payment, and thereby purchased, Shares validly tendered and not validly withdrawn as, if and when Purchaser gives oral or written notice to the Depositary of its acceptance for payment of such Shares pursuant to the Offer. Upon the terms and subject to the conditions of the Offer, payment for Shares accepted for payment pursuant to the Offer will be made by deposit of the Offer Price for such Shares with the Depositary, which will act as paying agent for tendering stockholders for the purpose of receiving payments from Purchaser and transmitting such payments to tendering stockholders whose Shares have been accepted for payment. If Purchaser extends the Offer, is delayed in its acceptance for payment of Shares or is unable to accept Shares for payment pursuant to the Offer for any reason, then, without prejudice to its rights under the Offer, the Depositary may retain tendered Shares on its behalf, and such Shares may not be withdrawn except to the extent that tendering stockholders are entitled to withdrawal rights as summarized below (and described more fully in the Offer to Purchase) and as otherwise required by Rule 14e-1(c) under the Exchange Act. Under no circumstances will Purchaser pay interest on the purchase price for Shares by reason of any extension of the Offer or any delay in making such payment.
     In all cases (including during any subsequent offering period), Purchaser will pay for Shares accepted for payment pursuant to the Offer only after timely receipt by the Depositary of (i) except in the case of Shares held in a book-entry/direct registration account maintained by RC2’s transfer agent ( “DRS Account”) (and not through a financial institution that is a participant in the system of the Depository Trust Company (the “DTC”)), the certificates evidencing such Shares (the “Share Certificates”) or confirmation of a book-entry transfer of such Shares (a “Book-Entry Confirmation”) into the Depositary’s account at the DTC pursuant to the procedures described in the Offer to Purchase, (ii) the Letter of Transmittal (or a manually signed facsimile thereof), properly completed and duly executed, together with any required signature guarantees or, in the case of a book-entry transfer, an Agent’s Message (as defined in the Offer to Purchase) in lieu of the Letter of Transmittal and (iii) any other documents required by the Letter of Transmittal. If a stockholder desires to tender Shares pursuant to the Offer and the Share Certificates evidencing such stockholder’s Shares are not immediately available or such stockholder cannot deliver the Share Certificates and all other required documents to the Depositary on or prior to the Expiration Date, or such stockholder cannot complete the procedure for delivery by book-entry transfer or the tender of Shares from a DRS Account on a timely basis, such stockholder may tender such Shares pursuant to the Offer by following the procedures for guaranteed delivery, including delivery of a properly completed and duly executed notice of guaranteed delivery substantially in the form made available by Purchaser (the “Notice of Guaranteed Delivery”),described in Section 3 of the Offer to Purchase.
     Shares tendered pursuant to the Offer may be withdrawn at any time on or prior to the Expiration Date and, unless theretofore accepted for payment by Purchaser pursuant to the Offer, may also be withdrawn at any time after May 22, 2011. For a withdrawal to be effective, a written, telegraphic or facsimile transmission notice of withdrawal must be timely received by the Depositary at one of its addresses set forth on the back cover page of the Offer to Purchase. Any such notice of withdrawal must specify the name of the person who tendered the Shares to be withdrawn, the number of Shares to be withdrawn and the name of the registered holder of such Shares, if different from that of the person who tendered such Shares. If Share Certificates evidencing Shares to be withdrawn have been delivered or otherwise identified to the Depositary, then, prior to the physical release of such Share Certificates, the serial numbers shown on such Share Certificates must be submitted to the Depositary and the signature(s) on the notice of withdrawal must be guaranteed by an Eligible Institution (as defined in the Offer to Purchase), unless such Shares have been tendered for the account of an Eligible Institution. If Shares to be withdrawn were tendered from a DRS Account, the applicable notice of withdrawal must also specify the name and number of the DRS Account to be credited with such withdrawn Shares, and if Shares to be withdrawn have been tendered pursuant to the procedure for book-entry transfer as described in Section 3 of the Offer to Purchase, the applicable notice of withdrawal must also specify the name and number of the account at DTC to be credited with such withdrawn Shares. Withdrawals of Shares may not be rescinded. Any Shares validly withdrawn will thereafter be deemed not to have been validly tendered for purposes of the Offer. However, withdrawn Shares may be re-tendered by again following one of the procedures described in the Offer to Purchase at any time on or prior to the Expiration Date or during the subsequent offering period, if any (except that Shares may not be re-tendered using the procedures for guaranteed delivery during any subsequent offering period).
     Purchaser will determine, in its sole discretion, all questions as to the form and validity (including time of receipt) of any notice of withdrawal and its determination will be final and binding. None of Purchaser, the Depositary, the Information Agent or any other person will be under any duty to give notification of any defects or irregularities in any notice of withdrawal or incur any liability for failure to give any such notification.
     The information required to be disclosed by paragraph (d)(1) of Rule 14d–6 of the General Rules and Regulations under the Exchange Act is contained in the Offer to Purchase and is incorporated herein by reference.
     RC2 has provided Purchaser with RC2’s stockholder list and security position listings for the purpose of disseminating the Offer to Purchase, the Letter of Transmittal and other tender offer materials to holders of Shares. Copies of the Offer to Purchase and the Letter of Transmittal, in each case of March 24, 2011, will be mailed to record holders of Shares whose names appear on RC2’s stockholder list and will be furnished, for subsequent transmittal to beneficial owners of Shares, to brokers, dealers, commercial banks, trust companies and similar persons whose names, or the names of whose nominees, appear on the stockholder list or, if applicable, who are listed as participants in a clearing agency’s security position listing.
     The exchange of Shares for cash pursuant to the Offer or the Merger will be a taxable transaction to U.S. Holders (as defined in the Offer to Purchase) for United States federal income tax purposes. See the Offer to Purchase for a more detailed discussion of the tax treatment of the Offer. You are urged to consult with your own tax advisor as to the particular tax consequences to you of the Offer or the Merger.

     The Offer to Purchase and the related Letter of Transmittal contain important information. Stockholders should read both documents carefully and in their entirety before making a decision with respect to the Offer.
     Questions or requests for assistance may be directed to the Information Agent at its address and telephone numbers listed below. Requests for copies of the Offer to Purchase, the Letter of Transmittal and the Notice of Guaranteed Delivery may be directed to the Information Agent. Such copies will be furnished promptly at Purchaser’s expense. Neither Parent nor Purchaser will pay any fees or commissions to any broker or dealer or any other person (other than to the Depositary and the Information Agent) in connection with the solicitation of tenders of Shares pursuant to the Offer.
The Information Agent for the Offer is:
437 Madison Avenue, 28th Floor
New York, New York 10022
Stockholders may call toll free (877) 869-0171
Banks and Brokers may call collect (212) 297-0720
Email: info@okapipartners.com
March 24, 2011